As filed with the Securities and Exchange Commission on June 21, 2023

Registration No. 333-266139

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PayPal Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-2989869
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2211 North First Street

San Jose, California 95131

(Address of Principal Executive Offices)

PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as amended and restated

PayPal Holdings, Inc. 2022 Inducement Plan

(Full title of the plans)

Bimal Patel

SVP, General Counsel

PayPal Holdings, Inc.

2211 North First Street

San Jose, California 95131

(408) 967-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On May 24, 2023 (the “Effective Date”), the stockholders of PayPal Holdings, Inc. (the “Registrant”) (File No. 1-36859) approved the amendment and restatement (the “Amendment and Restatement”) of the PayPal Holdings, Inc. 2015 Equity Incentive Award Plan (as amended and restated, the “2015 Plan”). The total number of additional shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), that may be granted under the 2015 Plan as a result of stockholder approval of the Amendment and Restatement is 34,600,000 and consists of 32,030,517 new shares (to be registered on a subsequently-filed registration statement on Form S-8) and 2,569,483 shares of Common Stock available under the PayPal Holdings, Inc. 2022 Inducement Plan (the “Inducement Plan”), which ceased to be available for future awards under the Inducement Plan as of the Effective Date (the “Inducement Plan Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment No. 1 to Registration Statement No. 333-266139 (the “Post-Effective Amendment”) is hereby filed to cover the issuance of the Inducement Plan Shares pursuant to the 2015 Plan.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference into this Post-Effective Amendment:

(a) The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 10, 2023;

(b) The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2023, filed with the Commission on May 9, 2023;

(c) The Company’s current reports on Form 8-K, filed with the Commission on January  9, 2023; February  9, 2023; February  16, 2023; March  7, 2023; May  31, 2023; June  2, 2023; June  9, 2023; and June 13, 2023; and

(d) The description of the Company’s common stock contained in the Company’s registration statement on Form 10 filed with the Commission on February 25, 2015, including any subsequent amendments or reports filed to update such description, including Amendment No. 1 filed on April  9, 2015, Amendment No. 2 filed on May  14, 2015, Amendment No. 3 filed on June  2, 2015, Amendment No. 4 filed on June  18, 2015 and Amendment No. 5 filed on June  26, 2015, and Exhibit 4.01 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and filed with the Commission on February 6, 2020.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of the filing of such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Post-Effective Amendment.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL; provided, however, that the Company is required to provide indemnification with respect to a proceeding (or part thereof) initiated by one of such persons only if the proceeding (or part thereof) is authorized by the Company’s board of directors, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the Bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the Bylaws provisions relating to indemnity.

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual, pending, completed or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The Exhibits accompanying this Post-Effective Amendment are listed on the accompanying Exhibit Index.

ITEM 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of PayPal Holdings, Inc. (incorporated by reference to Exhibit 3.01 to PayPal Holdings, Inc.’s Quarterly Report on Form 10-Q, as filed with the Commission on July 27, 2017).

4.2	Amended and Restated Bylaws of PayPal Holdings, Inc. (incorporated by reference to Exhibit 3.1 to PayPal Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on January 18, 2019).

5.1*	Opinion of Sidley Austin LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Sidley Austin LLP (included in Exhibit 5.1 to this Post-Effective Amendment).

24.1*	Power of Attorney (included on the signature page of this Post-Effective Amendment).

99.1	PayPal Holdings, Inc. 2015 Equity Incentive Award Plan, as Amended and Restated (incorporated by reference to Exhibit 10.1 to PayPal Holdings, Inc.’s Current Report on Form 8-K, as filed with the Commission on May 31, 2023).

99.2	PayPal Holdings, Inc. 2022 Inducement Plan (incorporated by reference to Exhibit 99.1 to PayPal Holdings, Inc.’s Registration Statement on Form S-8, as filed with the Commission on July 15, 2022).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on June 21, 2023.

PAYPAL HOLDINGS, INC.

By:	/s/ Brian Y. Yamasaki
Brian Y. Yamasaki Vice President, Corporate Legal and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel H. Schulman Daniel H. Schulman	President, Chief Executive Officer and Director (Principal Executive Officer)	June 21, 2023

/s/ Gabrielle Rabinovitch Gabrielle Rabinovitch	Acting Chief Financial Officer and Senior Vice President, Investor Relations and Treasurer (Principal Financial Officer and Principal Accounting Officer)	June 21, 2023

* Rodney C. Adkins	Director	June 21, 2023

* Jonathan Christodoro	Director	June 21, 2023

* John J. Donahoe	Director	June 21, 2023

* David W. Dorman	Director	June 21, 2023

* Belinda Johnson	Director	June 21, 2023

* Enrique Lores	Director	June 21, 2023

* Gail J. McGovern	Director	June 21, 2023

* Deborah M. Messemer	Director	June 21, 2023

* David M. Moffett	Director	June 21, 2023

* Ann M. Sarnoff	Director	June 21, 2023

* Frank D. Yeary	Director	June 21, 2023

By:	/s/ Brian Y. Yamasaki
Brian Y. Yamasaki As Attorney-in-Fact for the individuals noted above with an asterisk